Exhibit 99.1

IMAX CORPORATION REPORTS SECOND QUARTER 2026 RESULTS

•Underscoring the power of its global platform, IMAX exceeds consensus expectations and posts strong year-over-year growth for the second quarter across key metrics:
◦Revenue of $103 million, up 12% year-over-year
◦Strong operating profitability with Net Income margin of 15.5% and Adjusted EBITDA(3) margin of 46.6%
◦Net income per diluted share of 27 cents, up 35% year-over year and record Q2 Adjusted EPS(2,3) of 43 cents, up 65% year-over-year
◦Year-to-date Cash from Operating Activities of $36 million, up 19% year-over-year

•Amidst worldwide fan frenzy for IMAX, the Company delivers 20% of the global box office in record-breaking $52 million(1) opening weekend of Christopher Nolan’s The Odyssey – the first full-length theatrical release ever shot entirely with IMAX film cameras

•Record-breaking box office holds indicate historic IMAX run ahead for The Odyssey, with the Company achieving its highest grossing Monday and Tuesday ever and approximately $60 million in presales for future showtimes

•Network growth momentum continues, with highest Q2 installations (38) in a decade, and International excluding China network expansion of 9% year-over-year

•The Odyssey kicks off a stellar second half 2026 slate culminating with Denis Villeneuve’s Dune: Part Three and including Spider-man: Brand New Day (China, Japan and South Korea), Tom Cruise’s Digger, and the IMAX-exclusive theatrical release of Netflix’s Cliff Booth project, along with multiple local language blockbusters

NEW YORK, NY — July 23, 2026 — IMAX Corporation (NYSE: IMAX) today reported strong financial results for the second quarter of 2026, demonstrating the value of its unique global entertainment platform and broad content portfolio.

“As we enter the second half of 2026, Christopher Nolan’s breathtaking The Odyssey — the first-ever full-length theatrical release filmed entirely with IMAX film cameras — is emerging as a transformational event for IMAX, as the purest and most complete expression yet of the power of our global platform,” said Rich Gelfond, CEO of IMAX. “In its debut, The Odyssey achieved the biggest IMAX opening weekend of all time in like-for-like markets(1) and delivered the highest IMAX international market share in like-for-like markets of any major release in our history.”

“The Odyssey has the potential to impact our business in many ways that are clear — and many ways we can’t yet predict, as its success on our platform reverberates across the creative community, and throughout the entertainment landscape. In the near-term, the film gives us excellent momentum as we enter the second half of the year, with a strong slate that culminates with Dune: Part Three, which was also shot with IMAX film cameras and will be presented in IMAX 70mm film.”

“We are very pleased with our strong results for the second quarter — in which we handily beat consensus estimates across key financial metrics — and look forward to building on our momentum to deliver global box office growth, network expansion worldwide, new opportunities for our brand and continued value for our shareholders.”

_______________
(1)IMAX global box office for The Odyssey does not include box office in South Korea, Mainland China and Japan which open The Odyssey on Aug 5, Aug 14 and Sep 11, respectively.
(2)Attributable to common shareholders.
(3)Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.

Second Quarter Financial Highlights

	Three Months Ended June 30, (Unaudited)				Six Months Ended June 30, (Unaudited)
In millions of U.S. Dollars, except per share data	2026	2025	YoY % Change		2026	2025	YoY % Change
Total Revenue	$102.8	$91.7	12%		$184.2	$178.4	3%

Gross Margin	$62.9	$53.6	17%		$108.7	$106.8	2%
Gross Margin (%)	61.2%	58.5%	270	bps	59.0%	59.9%	(90	bps)

Net Income	$15.9	$12.2	30%		$22.0	$20.4	8%
Net Income Margin (%)	15.5%	13.3%	220	bps	11.9%	11.4%	50	bps

Net Income Attributable to Common Shareholders	$15.4	$11.3	36%		$19.6	$13.6	44%
Net Income Per Share - Diluted(1)	$0.27	$0.20	35%		$0.35	$0.25	40%

Total Adjusted EBITDA(2)(3)	$48.0	$39.1	23%		$78.5	$76.0	3%
Total Adjusted EBITDA Margin (%)(2)(3)	46.6%	42.6%	400	bps	42.6%	42.6%	—	bps

Adjusted Net Income(1)(2)	$24.2	$14.6	66%		$33.8	$21.8	55%
Adjusted Earnings Per Share - Diluted(1)(2)	$0.43	$0.26	65%		$0.60	$0.40	50%

Weighted average shares outstanding (in millions):
Basic	55.0	53.8	2%		54.5	53.4	2%
Diluted	56.6	55.2	3%		56.5	55.1	3%
(1)Attributable to common shareholders.
(2)Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.
(3)Total Adjusted EBITDA is before adjustments for non-controlling interests. Total Adjusted EBITDA per Credit Facility attributable to common shareholders, excluding non-controlling interests, was $45.6 million and $72.4 million for the three and six months ended June 30, 2026, respectively (2025 - $36.7 million and $65.7 million, respectively). The Company’s Credit Facility covenant is calculated on a trailing twelve-month basis.

Second Quarter Segment Results(1)

	Content Solutions			Technology Products and Services
	Revenue	Gross Margin	Gross Margin %	Revenue	Gross Margin	Gross Margin %
2Q26	$34.7	$21.9	63%	$64.8	$39.0	60%
2Q25	34.0	22.4	66%	55.6	30.2	54%
% change	2%	(2%)		16%	29%

YTD26	$66.1	$40.2	61%	$113.1	$65.9	58%
YTD25	68.2	46.0	67%	106.2	59.3	56%
% change	(3%)	(13%)		7%	11%
(1)Please refer to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2026 for additional segment information.

Content Solutions Segment

•Second quarter Content Solutions revenues and gross margin increased 2% to $35 million and decreased 2% to $22 million year-over-year, respectively, reflecting IMAX’s diversified global model delivering a 63% gross margin.

•Second quarter global box office of $285 million marked IMAX’s highest Q2 box office since 2019 and increased 1% year-over-year driven by strong 24% box office growth in International markets excluding Mainland China. Top grossing second quarter titles included Michael ($69 million), The Mandalorian & Grogu ($42 million), and The Super Mario Galaxy Movie ($39 million).

Technology Products and Services Segment

•Second quarter Technology Products and Services revenues and gross margin increased 16% to $65 million and 29% to $39 million year-over-year, respectively, driven by higher systems sales, rental revenues and amendments and renewals of existing agreements.

•During the second quarter of 2026, the Company installed 38 systems compared to 36 systems in the second quarter of 2025. Of the 2026 installs, 18 systems were under sales arrangements, compared to 13 in the prior year.

•Commercial network growth continued with the number of IMAX locations reaching 1,809 systems as of June 30, 2026 compared to 1,750 systems as of June 30, 2025 which includes 9% expansion of the IMAX rest of world footprint. The Company ended Q2 2026 with a backlog of 421 IMAX systems.

Operating Cash Flow and Liquidity

Net cash provided by operating activities for first half 2026 increased 19% year-over-year to $36 million, reflecting higher operating profits and improvements in working capital driven by higher collections.

As of June 30, 2026, the Company’s available liquidity was $551 million. The Company’s liquidity included cash and cash equivalents of $160 million, $334 million in available borrowing capacity under the Company’s revolving credit facility, and $57 million in available borrowing capacity under IMAX China’s revolving facilities. Total debt, excluding deferred financing costs, was $292 million as of June 30, 2026.

In 2025, the Company issued $250 million of 0.750% Convertible Senior Notes due 2030 (“2030 Convertible Notes”). In connection with the pricing of the 2030 Convertible Notes, the Company entered into privately negotiated capped call transactions with an initial cap price of $57.10 per share of the Company’s common shares.

Share Count and Capital Return

The weighted average basic and diluted shares outstanding in the second quarter of 2026 were 55.0 million and 56.6 million, respectively, compared to 53.8 million and 55.2 million in the second quarter of 2025.

During the second quarter of 2026, the Company repurchased 404,866 common shares at an average price of $33.91 per share, for a total of $13.7 million, excluding commission. During the second quarter of 2025, the Company did not have any repurchases of common shares.

In June 2025, the Company’s Board of Directors approved an extension of its share repurchase program through June 30, 2026 and an increase of approximately $100.0 million in the Company’s share repurchase program. As of June 30, 2026, the Company’s total share repurchase authority was $500.0 million with approximately $237.0 million available under the program.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website

On a monthly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at investors.imax.com. The Company expects to provide such updates within five business days of month-end, although the Company may change this timing without notice.

The Company may post additional information on the Company’s corporate and Investor Relations websites, which may be material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website in addition to the Company’s press releases, United States Securities and Exchange Commission (the “SEC”) or in Canada, the System for Electronic Data Analysis and Retrieval (“SEDAR+”) filings and public conference calls and webcasts, for additional information about the Company. References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules or The New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our websites by reference into this release.

Conference Call

The Company will host a conference call today at 8:30 AM ET to discuss its second quarter 2026 financial results. This call is being webcast and can be accessed at investors.imax.com. To access the call via telephone, interested parties please pre-register at: https://register-conf.media-server.com/register/BI3274f7133629408aacb9aff84db92ce1 and you will be provided with a dial-in number and unique pin. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. A replay of the call will be available via webcast at investors.imax.com.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture, and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX systems to connect with audiences in extraordinary ways, making IMAX’s network among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX’s principal executive offices are located in Mississauga, Ontario, Canada and New York, New York. As of June 30, 2026, there were 1,876 IMAX systems (1,809 commercial multiplexes, 10 commercial destinations, 57 institutional locations) operating in 91 countries and territories.

Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “1970”.

IMAX®, IMAX® 3D, Experience It In IMAX®, The IMAX Experience®, DMR®, Filmed For IMAX®, IMAX Live®, and IMAX Enhanced® are trademarks and trade names of the Company or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. For more information, visit www.imax.com. You can also connect with IMAX on Instagram (www.instagram.com/imax), Facebook (www.facebook.com/imax), LinkedIn (www.linkedin.com/company/imax), X (www.twitter.com/imax), and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors: IMAX Corporation, New York Jennifer Horsley 212-821-0154 jhorsley@imax.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0102 mjafar@imax.com

Forward-Looking Statements

This earnings release contains forward looking statements that are based on IMAX Corporation (the “Company”) management’s assumptions and existing information and involve certain risks and uncertainties which could affect our future results and cause those results or other outcomes to differ materially from future results expressed or implied by such forward looking statements. In some cases, you can identify these statements by forward-looking words such as “accelerate,” “believe,” “continue,” “could,” “expect,” “future,” “grow,” “look forward to,” “may,” “potential,” “momentum,” “will” or the negative or other variations thereon or comparable terminology.
These forward-looking statements include, but are not limited to statements regarding: the Company’s business and technology strategies and measures to implement such strategies; the Company’s competitive strengths, differentiation, goals, market opportunity and penetration, including opportunities in and expected growth from international markets, momentum and runway for expansion and growth of business, networks, operations and technology; capital allocation, including with respect to share repurchase programs; the Company’s technological capabilities and the differentiation thereof; future releases of films and other content to the IMAX network, including the timing of such releases, the anticipated box office revenues, and other effects thereof; and plans and references to the future success of the Company and expectations regarding its future operating, financial and technological results, including its box office guidance for 2026.

These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to: risks associated with the Company’s investments, operations, and future expansion in foreign jurisdictions, including the impact of economic, political and regulatory policies and laws of the United States, Canada, and China, tariffs and other trade regulations, and economic and trade tensions, trade wars, and geopolitical conflicts; risks related to the Company’s growth and operations in China, including the impact of industry conditions to both the Company and its partners; the ability of the Company’s exhibitor customers to fulfill their contractual payment obligations; risks related to the Company’s ability to attract and retain its employee population or the loss of the Company’s key personnel; the performance of IMAX remastered films and other films released to the IMAX network; conditions, changes and developments in the commercial exhibition industry; the Company’s ability to enter into new IMAX theater system agreements and sales and lease agreements and the effects thereof; fluctuations in operating results and cash flow; currency fluctuations and foreign exchange controls; the potential impact of increased competition in the markets within which the Company operates, including competitive actions by other companies; the ability of the Company to respond to change and advancements in technology, including with respect to AI products and AI-generated content; the potential impacts of consolidation among commercial exhibitors and studios; success of brand extensions and new business initiatives; conditions and competition in the in-home (including streaming) and out-of-home entertainment industries; the Company’s ability to identify and pursue new business opportunities (or lack thereof); cybersecurity and data privacy incidents; the Company’s ability to protect its intellectual property and to avoid infringing, misappropriating, or violating the intellectual property rights of others; effects of environmental laws and regulations, including with respect to climate change; weather conditions and natural disasters that may disrupt or harm the Company’s business; effects of the Company’s indebtedness on its cash flow and business activities and the Company’s ability to comply with its debt agreements; general economic, market or business conditions; sustained inflationary pressure; political, economic and social instability and the resulting disruptions to the Company’s operations or supply chain; the Company’s ability to convert system backlog into revenue and cash flows; accuracy of assumptions underlying goodwill impairment assessment and fair value measurements; changes in laws, regulations or accounting principles; any statements of belief and any statements of assumptions underlying any of the foregoing; other factors and risks outlined in the Company’s periodic filings with the United States Securities and Exchange Commission (the “SEC”) or in Canada, the System for Electronic Data Analysis and Retrieval (“SEDAR+”); and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and actual results or anticipated developments by the Company may not be realized, and even if substantially realized, may not have the expected consequences to, or effects on, the Company. These factors, other risks and uncertainties and financial details are discussed in the Company’s most recent Annual Report on Form 10-K, as may be updated in filings the Company makes from time to time with the SEC, including the Company’s Quarterly Reports on Form 10-Q. The forward-looking statements herein are made only as of the date hereof and the Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IMAX Network and Backlog

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025(1)
System Signings(2):
Sales Arrangements	29	15	50	34
Traditional JRSA	7	13	9	89
Total IMAX System Signings	36	28	59	123

(1) Includes 70 traditional JRSA systems with AMC Entertainment in 2025. (2) System signings include new signings of 29 in Q2 2026, 39 in YTD 2026, 26 in Q2 2025 and 63 in YTD 2025.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
System Installations(1):
Sales Arrangements	18	13	26	26
Traditional JRSA	20	23	31	31
Total IMAX System Installations	38	36	57	57

(1) System installations include new systems installations of 17 in Q2 2026, 25 in Q2 YTD, 18 in Q2 2025 and 32 in YTD 2025.

	As of June 30,
	2026	2025
System Backlog:
Sales Arrangements	234	165
Hybrid JRSA	5	94
Traditional JRSA	182	242
Total System Backlog(1)	421	501

(1) Greater China backlog changes include first half installations along with restructuring of certain contracts resulting in cancellation of backlog for 17 system locations deemed mutually to no longer be beneficial to IMAX and its exhibition customers.

	As of June 30,
	2026	2025
System Network:
Commercial Multiplex Systems
Sales Arrangements	928	851
Hybrid JRSA	82	119
Traditional JRSA	799	780
Total Commercial Multiplex Systems	1,809	1,750
Commercial Destination Systems	10	11
Institutional Systems	57	60
Total System Network	1,876	1,821

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Technology sales	$26,654	$18,842	$40,068	$32,366
Image enhancement and maintenance services	53,160	50,854	101,744	101,607
Technology rentals	20,000	19,116	36,624	38,427
Finance income	3,028	2,872	5,785	5,951
	102,842	91,684	184,221	178,351
Costs and expenses applicable to revenues
Technology sales	9,606	9,352	15,162	16,575
Image enhancement and maintenance services	22,558	21,376	45,494	40,821
Technology rentals	7,782	7,354	14,858	14,177
	39,946	38,082	75,514	71,573
Gross margin	62,896	53,602	108,707	106,778
Selling, general and administrative expenses	34,528	35,302	67,016	68,764
Research and development	1,655	1,542	3,459	2,860
Amortization of intangible assets	2,164	1,809	4,192	3,540
Credit loss expense (reversal), net	1,481	(183)	1,021	(309)
Restructuring charges and other impairments	2,294	786	2,294	843
Income from operations	20,774	14,346	30,725	31,080
Realized and unrealized investment gains	18	33	54	65
Retirement benefits non-service expense	(67)	(133)	(134)	(203)
Interest income	651	1,114	1,119	1,654
Interest expense	(1,961)	(1,927)	(3,857)	(3,728)
Income before taxes	19,415	13,433	27,907	28,868
Income tax expense	(3,507)	(1,198)	(5,928)	(8,483)
Net income	15,908	12,235	21,979	20,385
Net income attributable to non-controlling interests	(506)	(980)	(2,351)	(6,803)
Net income attributable to common shareholders	$15,402	$11,255	$19,628	$13,582

Net income per share attributable to common shareholders:
Basic	$0.28	$0.21	$0.36	$0.25
Diluted	$0.27	$0.20	$0.35	$0.25

Weighted average shares outstanding (in thousands):
Basic	54,951	53,751	54,537	53,448
Diluted	56,569	55,161	56,475	55,064

Additional Disclosure:
Depreciation and amortization	$15,675	$15,896	$30,911	$30,809
Amortization of deferred financing costs	$528	$492	$1,056	$984

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$159,917	$151,168
Accounts receivable, net of allowance for credit losses	114,561	108,079
Financing receivables, net of allowance for credit losses	118,396	121,954
Variable consideration receivables, net of allowance for credit losses	97,461	91,402
Inventories	39,245	32,505
Prepaid expenses	14,333	14,881
Film assets, net of accumulated amortization	18,401	15,529
Property, plant and equipment, net of accumulated depreciation	238,950	242,910
Lease incentives and other assets	28,613	24,820
Deferred income tax assets, net of valuation allowance	12,465	12,577
Goodwill	45,815	45,815
Other intangible assets, net of accumulated amortization	29,740	32,391
Total assets	$917,897	$894,031
Liabilities
Accounts payable	$22,511	$19,478
Accrued and other liabilities	96,554	105,293
Deferred revenue	53,242	50,395
Revolving credit facility borrowings, net of unamortized debt issuance costs	38,837	34,577
Convertible notes and other borrowings, net of unamortized discounts and debt issuance costs	243,800	244,034
Deferred income tax liabilities	12,521	12,521
Total liabilities	467,465	466,298
Commitments, contingencies and guarantees
Non-controlling interests	715	666
Shareholders’ equity
Capital stock common shares — no par value. Authorized — Unlimited number. 54,842,114 issued and outstanding (December 31, 2025 — 53,921,676 issued and outstanding)	441,338	419,162
Other equity	148,201	164,782
Statutory surplus reserve	4,219	4,219
Accumulated deficit	(230,817)	(239,967)
Accumulated other comprehensive loss	(7,052)	(10,305)
Total shareholders’ equity attributable to common shareholders	355,889	337,891
Non-controlling interests	93,828	89,176
Total shareholders’ equity	449,717	427,067
Total liabilities and shareholders’ equity	$917,897	$894,031

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Operating Activities
Net income	$21,979	$20,385
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	30,911	30,809
Amortization of deferred financing costs	1,056	984
Credit loss expense (reversal), net	1,021	(309)
Write-downs, including asset impairments	2,299	1,047
Deferred income tax recovery	238	72
Share-based and other non-cash compensation	13,174	12,767
Unrealized foreign currency exchange loss (gain)	104	(278)
Realized and unrealized investment gain	(54)	(65)
Changes in assets and liabilities:
Accounts receivable	(8,563)	(18,702)
Inventories	(6,850)	(4,027)
Film assets	(13,031)	(11,318)
Lease incentives provided to exhibitor customers	(9,882)	(2,143)
Deferred revenue	2,914	3,116
Changes in other operating assets and liabilities	698	(2,157)
Net cash provided by operating activities	36,014	30,181
Investing Activities
Purchase of property, plant and equipment	(2,153)	(4,006)
Investment in equipment for joint revenue sharing arrangements	(8,723)	(14,666)
Acquisition of other intangible assets	(2,152)	(3,376)
Net cash used in investing activities	(13,028)	(22,048)
Financing Activities
Revolving credit facility borrowings	38,000	29,000
Repayments of revolving credit facility borrowings	(34,000)	(18,000)
Redemption of capped calls related to convertible notes	96	—
Settlement of convertible notes	(743)	—
Debt issuance costs related to convertible notes	(946)	—
Credit facility amendment fees paid	(9)	—
Repayments of other borrowings	(326)	(372)
Repurchase of common shares	(13,737)	—
Repurchase of common shares - IMAX China	—	(1,454)
Taxes withheld and paid on employee stock awards vested	(17,879)	(9,742)
Common shares issued - stock options exercised	15,269	1,048
Net cash (used in) provided by financing activities	(14,275)	480
Effects of exchange rate changes on cash	38	46
Increase in cash and cash equivalents during period	8,749	8,659
Cash and cash equivalents, beginning of period	151,168	100,592
Cash and cash equivalents, end of period	$159,917	$109,251

Primary Reporting Groups

The Company’s Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker (“CODM”), as such term is defined under U.S. GAAP. The CODM assesses segment performance based on segment revenues and segment gross margins. Selling, general and administrative expenses, research and development costs, the amortization of intangible assets, provision for (reversal of) current expected credit losses, certain write-downs, interest income, interest expense, and income tax (expense) benefit are not allocated to the Company’s segments.

The Company has two reportable segments:

(i)Content Solutions, consists of services provided to studios and other content creators, which principally includes the digital remastering of films and other content into IMAX formats for distribution to the IMAX network. To a lesser extent, the Content Solutions segment also earns revenue from the distribution of large-format documentary films and exclusive experiences ranging from live performances to interactive events with leading artists and creators, as well as film post-production services.

(ii)Technology Products and Services, which includes results from the sale or lease of IMAX Systems, as well as from the maintenance of IMAX Systems to exhibition customers. To a lesser extent, the Technology Product and Services segment also earns revenue from certain ancillary theater business activities, including after-market sales of IMAX System parts and 3D glasses.

Segment Revenue and Gross Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(In thousands of U.S. dollars)	2026	2025	2026	2025
Revenue
Content Solutions	$34,686	$33,965	$66,056	$68,214
Technology Products and Services	64,809	55,639	113,147	106,232
Sub-total for reportable segments	99,495	89,604	179,203	174,446
All Other(1)	3,347	2,080	5,018	3,905
Total	$102,842	$91,684	$184,221	$178,351

Gross Margin
Content Solutions	$21,911	$22,431	$40,231	$45,985
Technology Products and Services	39,017	30,178	65,899	59,264
Sub-total for reportable segments	60,928	52,609	106,130	105,249
All Other(1)	1,968	993	2,577	1,529
Total	$62,896	$53,602	$108,707	$106,778
(1)All Other includes the results from the Company’s Streaming and Consumer Technology business, as well as other ancillary activities.

IMAX CORPORATION
NON-GAAP FINANCIAL MEASURES

In this release, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share, EBITDA, Adjusted EBITDA per Credit Facility, Adjusted EBITDA margin and free cash flow as supplemental measures of the Company’s performance, which are not recognized under U.S. GAAP.

A reconciliation from net income (loss) attributable to common shareholders and net income (loss) attributable to common shareholder per diluted share to adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below. Net income (loss) attributable to common shareholders and net income (loss) attributable to common shareholder per diluted share are the most directly comparable U.S. GAAP measures because they reflect the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

Adjusted net income or loss attributable to common shareholders and adjusted net income or loss attributable to common shareholders per basic and diluted share exclude, where applicable: (i) share-based compensation; (ii) realized and unrealized investment gains or losses; (iii) goodwill impairment; (iv) restructuring charges and other impairments; (v) employee retention credits; and (vi) induced conversion expense on settlement of convertible notes; as well as the related tax impact of these adjustments.

The Company believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the Company’s financial statements to view operating trends and analyze controllable operating performance on a comparable basis between periods without the after-tax impact of share-based compensation and certain unusual items included in net income attributable to common shareholders. Although share-based compensation is an important aspect of the Company’s employee and executive compensation packages, it is a non-cash expense and is excluded from certain internal business performance measures.

In addition to the non-GAAP financial measures discussed above, management also uses “EBITDA,” as such term is defined in the Credit Agreement, and which is referred to herein as “Adjusted EBITDA per Credit Facility” as well as “Adjusted EBITDA margin.” As defined in the Credit Agreement, Adjusted EBITDA per Credit Facility includes adjustments in addition to the exclusion of interest, taxes, depreciation and amortization. Accordingly, this non-GAAP financial measure is presented to allow a more comprehensive analysis of the Company’s operating performance and to provide additional information with respect to the Company’s compliance with its Credit Agreement requirements, when applicable. In addition, the Company believes that Adjusted EBITDA per Credit Facility and Adjusted EBITDA margin present relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry to evaluate, assess and benchmark the Company’s results.

EBITDA is defined as net income or loss excluding: (i) income tax expense or benefit; (ii) interest expense, net of interest income; (iii) depreciation and amortization, including film asset amortization; and (iv) amortization of deferred financing costs. Total Adjusted EBITDA is defined as EBITDA excluding: (i) share-based and other non-cash compensation expense; (ii) realized and unrealized investment losses or gains; (iii) restructuring charges and other impairments; (iv) write-downs including goodwill, asset impairments and credit loss expense and (v) induced conversion expense on settlement of convertible notes. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding: (i) share-based and other non-cash compensation; (ii) realized and unrealized investment gains or losses; (iii) restructuring charges and other impairments; (iv) write-downs, net of recoveries, including goodwill, asset impairments and credit loss expense or reversal and (v) induced conversion expense on settlement of convertible notes. Total Adjusted EBITDA Margin is defined as Total Adjusted EBITDA divided by revenue.

A reconciliation of net income (loss) attributable to common shareholders, which is the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA per Credit Facility and Adjusted EBITDA Margin is presented in the table below. Net income (loss) attributable to common shareholders is the most directly comparable U.S. GAAP measure because it reflects the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

In this release, the Company also presents free cash flow, which is not recognized under U.S. GAAP, as a supplemental measure of the Company’s liquidity. The Company’s definition of free cash flow deducts only normal recurring capital expenditures, including the Company’s investment in joint revenue sharing arrangements, the purchase of property, plant and equipment and the acquisition of other intangible assets (from the Condensed Consolidated Statements of Cash Flows), from net cash provided by or used in operating activities. Management believes that free cash flow is a supplemental measure of the cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash used in operating activities to free cash flow is presented below.

Adjusted EBITDA per Credit Facility

	Three Months Ended (Unaudited)
(In thousands of U.S. Dollars)	June 30, 2026	June 30, 2025
Revenues	$102,842	$91,684
Net income	$15,908	$12,235
Add (subtract):
Income tax expense	3,507	1,198
Interest expense, net of interest income	782	321
Depreciation and amortization, including film asset amortization	15,685	15,896
Amortization of deferred financing costs(1)	528	492
EBITDA	$36,410	$30,142
Share-based and other non-cash compensation	7,382	7,492
Unrealized investment gains	(18)	(33)
Restructuring charges and other impairments	2,294	786
Write-downs, including asset impairments and credit loss expense	1,898	671
Total Adjusted EBITDA	$47,966	$39,058
Less: Non-controlling interest	(2,337)	(2,372)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$45,629	$36,686
(1)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.

Adjusted EBITDA per Credit Facility

	Twelve Months Ended (Unaudited)
(In thousands of U.S. Dollars)	June 30, 2026	June 30, 2025
Revenues	$416,082	$362,475
Net income	47,120	$42,594
Add (subtract):
Income tax expense	15,212	12,317
Interest expense, net of interest income	3,169	2,879
Depreciation and amortization, including film asset amortization	62,558	62,310
Amortization of deferred financing costs(1)	2,056	1,969
EBITDA	$130,115	$122,069
Share-based and other non-cash compensation	27,232	24,222
Unrealized investment losses (gains)	878	(130)
Restructuring charges and other impairments	3,929	4,592
Write-downs, including goodwill, asset impairments and credit loss expense	9,969	1,164
Induced conversion expense on settlement of convertible notes	15,264	—
Total Adjusted EBITDA	$187,387	$151,917
Less: Non-controlling interest	(13,932)	(17,404)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$173,455	$134,513
(1)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.

Adjusted Net Income Attributable to Common Shareholders and Adjusted Net Income Per Share

	Three Months Ended June 30, (Unaudited)
	2026		2025
(In thousands of U.S. Dollars, except per diluted share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income attributable to common shareholders	$15,402	$0.27	$11,255	$0.20
Adjustments(1):
Share-based compensation	7,047	0.13	7,128	0.13
Unrealized investment gains	(18)	—	(33)	—
Restructuring charges and other impairments	2,294	0.04	786	0.01
Employee retention credits	—	—	(3,827)	(0.07)
Tax impact on items listed above	(516)	(0.01)	(702)	(0.01)
Adjusted net income(1)	$24,209	$0.43	$14,607	$0.26

Weighted average shares outstanding (in thousands):
Basic		54,951		53,751
Diluted		56,569		55,161
(1)Reflects amounts attributable to common shareholders.

	Six Months Ended June 30, (Unaudited)
	2026		2025
(In thousands of U.S. Dollars, except per diluted share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income attributable to common shareholders	$19,628	$0.34	$13,582	$0.25
Adjustments(1):
Share-based compensation	12,855	0.24	12,340	0.22
Unrealized investment gains	(54)	—	(65)	—
Restructuring charges and other impairments	2,294	0.04	843	0.02
Employee retention credits	—	—	(3,827)	(0.07)
Tax impact on items listed above	(944)	(0.02)	(1,088)	(0.02)
Adjusted net income(1)	$33,779	$0.60	$21,785	$0.40

Weighted average shares outstanding (in thousands):
Basic		54,537		53,448
Diluted		56,475		55,064
(1)Reflects amounts attributable to common shareholders.

Free Cash Flow

	Six Months Ended June 30, (Unaudited)
(In thousands of U.S. Dollars)	2026	2025
Net cash provided by operating activities	$36,014	$30,181
Purchase of property, plant and equipment	(2,153)	(4,006)
Acquisition of other intangible assets	(2,152)	(3,376)
Free cash flow before growth CAPEX(1)	31,709	22,799
Investment in equipment for joint revenue sharing arrangements	(8,723)	(14,666)
Free cash flow	$22,986	$8,133
(1)Growth CAPEX is defined as capital expenditures associated with investments in equipment for joint revenue sharing arrangements.